Exhibit 99.5

Consent to be Named as a Director Nominee

In connection with the filing by Agiliti, Inc. of the Registration Statement on Form S-4 with the Securities and Exchange Commission, I hereby consent, pursuant to Rule 438 of the Securities Act of 1933, as amended, to being named as a nominee to the board of directors of Agiliti, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 22, 2018

By:	/s/ Keith Zadourian
Name:	Keith Zadourian